Exhibit 99.1

KULR Technology Group Reports Second Quarter 2023 Financial Results and Provides Full-Year Revenue Guidance

Company Estimates Full-Year 2023 Revenue Between $10 Million and $14 Million

SAN DIEGO / GLOBENEWSWIRE / August 16, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today reported results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Results

Revenues: In the second quarter ended June 30, 2023, revenue increased to $2.7 million from $0.6 million reported in the same period last year for an approximately 360% increase. Contract Services revenue increased over 2300%, with second quarter 2023 contract services revenue of approximately $0.7 million versus $0.03 million in the prior year period. Product revenue for the quarter ending June 30, 2023, was approximately $2.0 million from approximately $0.6 million the same period last year for an increase of over 250%.

Cash: As of June 30, 2023, the Company had $1.3 million of cash compared to $7.2 million as of March 31, 2023.

Gross Margins: Gross margin was 37% in the quarter ended June 30, 2023, compared to 28% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $5.6 million in the second quarter of 2023 from $4.3 million in the same period last year. The increase in SG&A expenses was primarily due to increases in labor costs.

Research and Development (R&D) Expenses: R&D expenses in the second quarter of 2023 increased to $1.4 million from $1.0 million in the same period last year. The increase was primarily due to increases in headcount in order to build future capacity.

Operating Loss: Loss from operations was $6.0 million for the second quarter of 2023, compared to $5.2 million from the same period last year. The increase in operating loss was primarily driven by increases in R&D and SG&A expenses.

Net Loss: Net loss for the second quarter of 2023 increased to $6.3 million, or a loss of $0.05 per share, compared to a net loss of $5.3 million, or a loss of $0.05 per share from the same period last year.

Management Commentary

KULR Chief Financial Officer Shawn Canter affirmed: “KULR posted a strong second quarter with over 350% revenue growth over the same quarter last year. KULR recorded more revenue in the first half of 2023 than all of 2022. These impressive growth figures demonstrate our team, technology, and standard setting solutions, continue to address mission critical needs across industries. Management is increasingly excited by this trend in growth, pipeline, and prospects. Given what our team is seeing today, management estimates 2023 full year revenue between $10 million and $14 million.”

Second Quarter 2023 and Recent Operational Highlights:

•	KULR was awarded an initial $1.13M U.S. Army contract to develop next generation high-energy battery packs employing the KULR ONE Design Solutions (“K1-DS”) platform. KULR will utilize the K1-DS platform to fast track this new design through prototyping phases and into manufacturing readiness for the U.S. Army’s advanced aviation applications. Development activities began at the end of April 2023 and are slated to run through early 2024. Management believes this timeline sets a new standard for what could have historically taken several years.

•	KULR received a contract from one of the world’s top-selling automakers (“Automaker”) for testing and analysis of high-energy battery cells for its next generation electric vehicles. KULR will implement its KULR ONE Design Solutions (“K1-DS”) platform to accelerate design readiness for the Automaker's advanced EV roadmap.

•	KULR partnered with a world leading provider of drone-powered package delivery services. KULR will leverage its K1-DS platform and proprietary technology for the development of high-capacity lithium battery packs for use in last-mile delivery, which is the most expensive and time-consuming part of the shipping process.

•	KULR received an additional development contract from a branch within the United States Armed Forces to develop high-energy battery packs for uninterruptible power supplies to mobile command centers. This contract is another example of how the KULR ONE Design Solutions platform offers KULR partners unique, comprehensive solutions that management believes result in the safest battery solutions for high energy and demanding applications.

•	KULR provided safe battery testing solutions to a top 5 global manufacturer in the electric vertical take-off and landing (“eVTOL") sector. The tests are to be completed in the third quarter of 2023 and will further advance eVTOL battery safety as federal regulators look to put forward certification rules for the emerging eVTOL air taxi market.

•	KULR announced expansion of its SafeCASE™ product line for electric bikes and the overall consumer e-mobility market. KULR is bringing to the consumer market the same patented technology it provides NASA to protect astronauts on the International Space Station and manned space missions. With over 300 million e-bikes alone in use around the world today and growing at double-digit percentages, the threat of battery related fires is real and growing. KULR is actively engaged in discussions with multi-family Homeowner Associations, lawmakers, community leaders, as well as those that represent urban multi-story buildings to provide unique solutions to meet or exceed current and anticipated regulations.

Conference Call

The Company has scheduled a conference call for August 16, 2023, at 4:30 p.m. ET to discuss these results. Michael Mo, KULR’s CEO, Keith Cochran, President & COO, and Shawn Canter, CFO, will provide a business update for the Company followed by a question-and-answer period.

To access the call:

Date: Wednesday, August 16, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 855-459-0165

Access Code: 361411

Webcast: Click here to access

Please call the conference telephone number 10 minutes prior to the start time. The conference call will be available for replay here and via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com

Media Relations:

Further PR

Email: press@furtherpr.com